Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
January 23, 2006

PEABODY ENERGY (NYSE: BTU) ANNOUNCES
TWO-FOR-ONE STOCK SPLIT AND 26% DIVIDEND INCREASE

ST. LOUIS, Jan. 23 – Peabody Energy announced today that its board of directors authorized a two-for-one stock split on all of its shares of common stock and increased the quarterly dividend by 26 percent.

The stock split will entitle all shareholders of record at the close of business on Feb. 7 to receive one additional share of Peabody Energy common stock for every share held on that date. The additional shares will be distributed to shareholders in the form of a stock dividend on Feb. 22.

Peabody has approximately 132 million shares outstanding. Upon completion of the two-for-one split, Peabody Energy will have approximately 264 million shares of common stock outstanding.

The 26 percent increase in the regular quarterly dividend on common stock, to $0.12 per share (on a pre-split basis), is payable prior to the stock split on Feb. 22, 2006 to shareholders of record on Feb. 7, 2006. Peabody’s dividend per share has increased 140 percent since the company initiated a dividend following its May 2001 initial public offering.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2004 sales of 227 million tons and $3.6 billion in revenues. Its coal products fuel more than 10 percent of all U.S. electricity and 3 percent of worldwide electricity.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. For detailed risk factors, please refer to the company’s filings with the U.S. Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.